Exhibit 10.3

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into by and between Craig Bealmear (the “Executive,” “you” or “they”) and Oklo Inc., a Delaware corporation (the “Company”), and replaces and supersedes the offer letter between the Executive and Oklo Technologies, Inc. (formerly known as Oklo Inc.), a wholly owned subsidiary of the Company (“Oklo Tech”), dated August 1, 2023 (the “Prior Agreement”).

1.             Duties and Scope of Employment.

(a)           Position. For the term of their employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position of Chief Financial Officer.

(b)           Obligations to the Company. During their Employment, the Executive (i) shall devote their full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall materially comply with the Company’s policies and rules, as they may be in effect from time to time.

(c)           No Conflicting Obligations. The Executive represents and warrants to the Company that they are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with their obligations under this Agreement provided that the Company acknowledges that they may serve on the board of directors or as an advisor for up to three for-profit companies, in addition to the Company’s Board and, if applicable, the board of directors of any of the Company’s subsidiaries or affiliates. You agree to attend in person no more than four meetings per year per company and any remaining meetings, if attended, will not require travel. The Executive represents and warrants that they will not use or disclose, in connection with their Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that their Employment will not infringe or violate the rights of any other person.

(d)           Definitions. Certain capitalized terms are defined in Section 10.

2.             Cash, Equity, and Incentive Compensation.

(a)           Salary. The Company shall pay the Executive as compensation for their services a base salary of 2024 at a gross annual rate of $400,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.

(b)           Restricted Stock Unit Grant. The Company shall grant to the Executive an initial restricted stock unit grant pursuant to the Company’s 2024 Equity Incentive Plan (“Plan”) of shares of Class A common stock equal to $2,100,000, vesting in equal quarterly amounts in arrears over the period of three years commencing on the Business Combination Date per Section 11(d) (“Initial RSU Grant”), subject to the continued employment of the Executive. The terms and conditions of the Initial RSU Grant shall be memorialized in a separate writing within 90 days of closing the merger pursuant to the Merger Agreement (defined below) and shall be governed by the terms of the Plan.

The Company shall grant to the Executive an additional restricted stock unit grant pursuant to the Plan to be defined in consideration of performance metrics within 90 days of closing the merger pursuant to the Merger Agreement (defined below), at the sole discretion of the Board.

(c)            Discretionary Bonus. You will be eligible for an annual discretionary bonus of up to fifty percent (50%) of your Base Salary, at the sole discretion of the Board.

3.             Executive Benefits. During their Employment, the Executive shall be eligible for paid time off in accordance with the Company’s PTO policy, as in effect from time to time. During their Employment, the Executive shall also be eligible to participate in the executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.             Term of Employment.

(a)           Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s Employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of the Executive’s Employment shall not limit or otherwise affect their obligations under Section 6 or their rights under Section 5 below.

(b)           Rights upon Termination. Except as expressly provided in Section 5 below, upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits that the Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive (other than payments of accrued and vested executive benefits, if any, under the Company’s executive benefit plans).

5.             Termination Benefits.

(a)            General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in Sections 5(b), (c) and (d). However, Sections 5(b), (c) and (d) will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board and, if applicable, the board of directors of any of the Company’s subsidiaries, and (iii) have executed a general release of all claims (with applicable carve-out for your continued indemnification by the Company, non-disparagement and other customary exceptions) that you may have against the Company, its subsidiaries or persons affiliated with them. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in Sections 5(b), (c) and (d). Your obligation to provide the release will be waived and treated as satisfied if the Company has not delivered the initial form of release to you within ten days after the termination of your Employment.

(b)            Severance Payment. If you are subject to an Involuntary Termination, then the Company will (i) continue to pay you the Base Salary for 12 months following your Separation (the “Severance Period”), and (ii) pay you a lump sum payment equal to your accrued and unpaid annual bonus for the prior fiscal year if it has not already been paid and your full annual bonus for the year of your termination. The salary continuation payments will commence on the first payroll date following expiration of the applicable revocation period of the release provided for in Section 5(a) and thereafter, on the Company’s normal payroll schedule. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then, following the closing of such Change in Control transaction, the Company will pay you a lump sum cash payment equal to (i) 1.0 times the Base Salary (reduced by any salary continuation already paid) plus (ii) the pro-rated (i.e., the number of days elapsed during the calendar year in which the termination occurs over 365) portion of your annual bonus (50% of Base Salary) for the year of your termination plus (iii) your accrued and unpaid annual bonus if you are terminated after the end of a fiscal year, but prior to payment of such bonus, subject to execution of the release. However, if the 50-day period described in Section 5(a) spans two (2) calendar years, then the salary continuation payments or, if applicable, the lump sum payment will commence or be paid on the first payroll date following expiration of the applicable revocation period in the second calendar year. The Company’s obligation to make payments during the Severance Period will cease immediately upon your material breach of the PIIA (as defined below) after being provided written notice of such breach and 60 days’ opportunity to cure.

(c)            Equity Awards. In the event you are subject to an Involuntary Termination other than in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then all of your outstanding and unvested option shares and equity awards that are subject to time-based vesting shall immediately vest in the same amount as if you had remained employed for an additional thirty-six (36) months beyond the termination date. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then all of your outstanding and unvested option shares and equity awards that are subject to time-based vesting shall be 100% vested and non-forfeitable. If, in the event that prior to such Involuntary Termination, any unvested equity awards held by you were terminated without payment prior to or upon the closing of the Change in Control, then, in lieu of the acceleration of vesting set forth above, you shall receive a cash payment equal in value to the difference between (A) the “Per Share Consideration,” defined as the amount payable per share in the Change in Control, times the number of shares that would have been accelerated pursuant to the preceding sentence and (B) the aggregate exercise price of such shares, which amount shall be payable in a lump sum within 30 business days of the later of (i) the Change in Control or (ii) the Involuntary Termination.

(d)            COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay your full monthly premium under COBRA for the 12 months following your Separation (12 months if the Involuntary Termination is in connection with a Change in Control).

(e)            Accrued Rights. You will be entitled to receive the following upon termination of employment for any reason: (i) accrued and unpaid Base Salary through the date of termination of employment; (ii) reimbursement for any unreimbursed business expenses; and (iii) such employee benefits, if any, to which the Executive may be entitled under the applicable Company plans upon termination of employment.

6.             Proprietary Information and Inventions Agreement. The Executive and Oklo Tech entered into an Invention and Non-Disclosure Agreement, dated August 1, 2023 (“the Invention and NDA”), a copy of which is attached hereto as Exhibit A. The Invention and NDA remains in full force and effect.

7.             Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense scheme in place at the time (generally within 30 days after you have submitted appropriate documentation, which you must do within 90 days after incurring the expense) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company will reimburse reasonable costs of the professional use of your (mobile) telephone.

8.             Successors.

(a)            Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)            Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.                Indemnification. During your employment by the Company and at all times thereafter, regardless of the reason for termination, to the fullest extent permitted by its certificate of incorporation and bylaws and by applicable law, the Company shall indemnify you and hold you harmless against any cost, fee, expense, fine or penalty to which you may be subject as a result of serving as an employee or officer of the Company or member of its Board and provide for you to be covered by the insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder) as well as enter into any separate indemnification agreement that the Company may enter into with officers of the Company and members of the Board. The Company’s indemnification obligation shall survive any termination of your employment.

10.            Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:

(a)            Business Combination Date. The term “Business Combination Date” shall mean the date of the closing of the merger contemplated by the Merger Agreement.

(b)            Cause. The term “Cause” shall mean:

(i)             a material failure by you to comply with the Company’s written policies or rules after being provided written notice and 60 days’ opportunity to cure;

(ii)            your conviction of, or plea of “guilty” or “no contest” to, a crime involving moral turpitude, deceit, dishonesty or fraud;

(iii)           your willful and continued failure to substantially perform (other than by reason of Disability) your duties and responsibilities assigned or delegated after receiving written notification of such failure from the Board and 60 days’ opportunity to cure;

(iv)           any intentional act of dishonesty, deceit, fraud, moral turpitude, misconduct, breach of trust or acts intentionally against the financial or business interests of the Company by you, or your use or possession of illegal drugs in the workplace;

(v)            the material breach by you of any of your obligations under any agreement between you and the Company after being provided written notice and 60 days’ opportunity to cure; or

(vi)           your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers, or employees, if the Company has requested your cooperation.

(vii)          For purposes of this definition of Cause, no act, or failure to act, will be deemed “willful” or “intentional” if done or omitted to be done by the Executive in good faith with a reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.

(c)            Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; provided, that the consummation of the transactions set forth in the Merger Agreement shall not be deemed a Change in Control.

(d)            Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)            Disability. The term “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity as required to perform their material duties (with reasonable accommodation) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months.

(f)             Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.

(g)            Merger Agreement. The term “Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization, dated as of July 11, 2023, by and among Oklo Tech, the Company, and AltC Merger Sub, Inc., a Delaware corporation, and direct, wholly owned subsidiary of the Company.

(h)            Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s written consent:

(i)             a material diminution in your compensation (except for across-the-board reductions affecting the Company’s similarly situated employees generally), not to exceed 10%;

(ii)            a material diminution in your title, duties, authority and responsibilities within the Company;

(iii)           relocation of your principal workplace by more than fifty (50) miles away from the location which you were working immediately prior to the required relocation without your prior consent; or

(iv)          a material breach of the Company’s obligation under any agreement between the Company and you.

A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Executive’s written notice.

(i)             Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

(j)             Termination Without Cause. The term “Termination Without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause and other than as a result of Disability.

11.           Miscellaneous Provisions.

(a)            General Obligations. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)            Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following a Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to them at the home address that they most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters.

(c)            Modifications and Waivers. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)            Whole Agreement. This Agreement shall become effective on the Business Combination Date.  If the Merger Agreement is terminated prior to the Business Combination Date, then this Agreement is null and void. Following the Business Combination Date, this Agreement supersedes and replaces any prior agreements, including without limitation, the Prior Agreement, representations, or understandings (whether written, oral, implied, or otherwise) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein.

(e)            Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

(f)             280G. Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 11(f) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments, first with respect to amounts payable in cash before being made in respect to any payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration.

(g)           Arbitration. You and the Company agree to resolve through mandatory, final, and binding arbitration, except as specifically excluded herein, any controversy, dispute, or claim directly or indirectly arising out of, relating to, or connected with your employment or separation from employment with the Company, including but not limited to (a) any claim of discrimination under any local, state, or federal law; (b) any claim of wrongful discharge, harassment, or injury to physical, mental or economic interests under any local, state, or federal law; (c) any claim of unpaid or late payment of wages or any violation of federal, state, or local wage and hour laws or regulations; (d) any and all common law claims, including, but not limited to, actions in contract, express or implied (including any claim relating to the interpretation, existence, validity, scope or enforceability of this arbitration provision), estoppel, tort, emotional distress, invasion of privacy, or defamation; and (e) any other claim based on any federal, state, or local ordinance, law, regulation, or constitutional provision. You and the Company understand and agree that arbitration shall be the exclusive method by which to resolve all such claims. The only disputes between the parties not covered by this provision are claims for workers’ compensation or unemployment insurance and claims by either party for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Any such arbitration will be conducted in accordance with American Arbitration Association’s (the “AAA”) Employment Arbitration Rules and Mediation Procedures, a copy of which will be provided to you upon request, and will be conducted by a neutral arbitrator from the AAA agreed upon by you and the Company in accordance with the AAA rules. Any arbitration under this provision will be conducted in the city closest to where you reside at the time arbitration is demanded in which a United States District Court courthouse is located, unless otherwise agreed by you and the Company. The arbitrator shall: (a) provide for more than minimal discovery and have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written decision, including a statement of the award and the arbitrator’s essential findings and conclusions on which the decision is based. The arbitrator shall have the power to award damages, remedies or relief that would be available in a court otherwise having jurisdiction of the matter, but no other damages, remedies, or relief. Each party shall pay its own attorney’s fees and expenses, except that the Company shall pay the fees and expenses related to the arbitration that you would not generally be required to bear if you brought the same action in a court otherwise having jurisdiction. Nothing in this provision is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(h)           Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(i)             No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(j)             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Oklo Inc.

Signature:	/s/ Jacob DeWitte

Title: Chief Executive Officer

Date:	May 12, 2024

Executive

/s/ R. Craig Bealmear
R. Craig Bealmear

Date:	May 12, 2024

EXHIBIT A

Oklo Inc.

Invention and Non-Disclosure Agreement

This Invention and Non-Disclosure Agreement (this “Agreement”) made this day of August 1, 2023 is by and between Oklo Inc., a Delaware corporation (the “Company”), and Craig Bealmear (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.	Condition of Employment.

The Employee acknowledges that Employee’s employment and/or the continuance of that employment with the Company is contingent upon Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.	Proprietary and Confidential Information.

a.	The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee's best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

b.	The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which come into Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c.	The Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and Employee’s obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

4.	Developments.

a.	The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

b.	The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. The Employee understands that the provisions of this Agreement requiring assignment of Developments to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). The Employee also hereby waives all claims to moral rights in any Developments.

c.	The Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

5.	Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Exhibit A attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of th Company under such agreements.

7.	Miscellaneous.

a.	Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b.	Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

c.	Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time and does not change the at-will nature of Employee’s employment.

d.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

e.	Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

f.	Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

g.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California, and the Company and the Employee each consents to the jurisdiction of such a court.

h.	Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

i.	Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Invention and Non-Disclosure Agreement as of the date and year first above written.

COMPANY:

OKLO INC.

By:	/s/ Caroline Cochran
Name: Caroline Cochran
Title: COO

EMPLOYEE:

/s/ Richard Craig Bealmear

Name: Craig Bealmear

Exhibit A

List of Prior Inventions and Original Works of Authorship Excluded
Under Section 3(a) or Conflicting Agreements Disclosed under
Section 4

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit A, I HAVE NO INVENTIONS, IMPROVEMENTS OR ORIGINAL WORKS TO DISCLOSE PURSUANT TO SECTION 3(A) OF this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

EMPLOYEE:

By:	/s/ Richard Craig Bealmear

Name: Craig Bealmear

Exhibit B

California Labor Code Section 2870 Invention on Own Time – Exemption from Agreement

This is to notify EMPLOYEE, in accordance with Section 2872 of the California Labor Code, that:

1.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

a.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or
b.	Result from any work performed by the employee for his or her employer.

2.	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.